Exhibit 10.1

SKYWAY COMMUNICATIONS HOLDING CORP. AND SUBSIDIARY

[A Development Stage Company]

Employment Agreement with Mr. Lough

1.	Duties. In your position as CFO, your duties and responsibilities shall include overseeing of the financial accounting operations of the Company and its affiliates, as well as such other duties and responsibilities for the Company and its affiliates as may be assigned to you by the President and/or CEO of the Company (the “CEO/President”) or by the Board of Directors of the Company (the “Board”) from time to time.

2.	Compensation. Salary shall be $100,000 per annum, subject to such increases as may be determined by the Board, President or CEO in its sole discretion, payable in accordance with the normal payroll policy of the Company as the same exists from time to time.

3.	Term. Your employment hereunder shall commence as of November 3, 2003. While your employment with the Company is for an indefinite term, the Company shall be entitled to terminate your employment “for cause” (as hereinafter defined) or without cause in the event such action is deemed to be in the best interest of the Company as determined by the Board. You shall build an entitlement to severance compensation in the event the Company terminates your employment without cause at the rate of one (1) week of base salary payable hereunder for each month you work your employment with the Company, up to a maximum severance allowance in the event your employment is terminated by the Company without cause of twelve (12) months base salary and benefits with a minimum payout of six (6) months of salary and benefits.

4.	Benefits. You shall be provided during the term of your employment with the benefits and insurance packages commensurate with those provided to executive management both now and in the future (subject to policy terms, waiting periods, etc.), and further subject to such changes in the generally applicable terms and conditions of any plan or policy as may be determined by the Board in its sole discretion from time to time.

5.	Stock Option. The Company further agrees to provide non-qualified stock options to Employee to enable Employee to acquire common stock of the Company in an amount equal to his first year salary, which option shall vest over a period of three (3) years with an option price of $0.16, which was the share price on November 3, 2003, first day of employment. Thus, one-third (1/3) of such shares shall vest on November 3, 2004, one-third (1/3) on November 3, 2005, and one-third (1/3) on November 3, 2006, all provided the Employee is employed by the Company on such respective dates.

6.	Relocation. It is contemplated that any relocation benefits paid to Employee shall be repaid to the Company in the event Employee terminates his employment with the Company prior to the end of one year of employment, November 3, 2004. An itemized cost listing will be provided for reimbursement, but in no case will the costs to be reimbursed exceed $30,000, net of taxes.